UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2022

JETBLUE AIRWAYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-49728		87-0617894
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)

27-01 Queens Plaza North	Long Island City	New York	11101
(Address of principal executive offices)			(Zip Code)

(718) 286-7900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	JBLU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2022, JetBlue Airways Corporation (“JetBlue” or the “Company”) entered into the Second Amended and Restated Credit and Guaranty Agreement (the “Second Amended and Restated Agreement”), amending and restating its Amended and Restated Credit and Guaranty Agreement, dated as of April 6, 2017, as amended by the First Amendment, dated August 1, 2019, and the Second Amendment, dated February 20, 2020 (the “Existing Credit Facility”, and as amended by the Second Amended and Restated Agreement, the “Amended Credit Facility”), among the Company, the subsidiaries of the Company party thereto from time to time, as guarantors, the lenders party thereto from time to time and Citibank, N.A., as administrative agent (the “Agent”). The Second Amended and Restated Agreement is among the Company, the subsidiaries of the Company party thereto from time to time, as guarantors, the Agent and the lenders party thereto from time to time.

The Second Amended and Restated Agreement modifies the Existing Credit Facility to, among other things, (i) increase the lending commitments by $50 million, for total lending commitments of $600 million, and (ii) establish the maturity date for the $600 million in lending commitments as October 21, 2024. JetBlue has not made any drawings under the Amended Credit Facility as of the date of this report.

Borrowings under the Amended Credit Facility bear interest at a variable rate based on the secured overnight financing rate, known as SOFR, plus a margin of 2.00% per annum, or another rate (at JetBlue’s election) based on certain market interest rates, plus a margin of 1.00% per annum, in each case with a floor of 0%.

The obligations of JetBlue under the Amended Credit Facility are secured by liens on certain (i) eligible aircraft spare parts; (ii) aircraft and spare engines; and (iii) flight training devices (the “Collateral”). Under the terms of the Amended Credit Facility, JetBlue may also pledge, among other things, cash and cash equivalents and slots, gates and routes.

The Amended Credit Facility continues to contain customary representations, warranties and covenants. The Amended Credit Facility also includes provisions that require the Company to maintain (i) unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Amended Credit Facility) aggregating not less than $750 million and (ii) a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Amended Credit Facility of not less than 1.0 to 1.0. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional collateral to secure its obligations under the Amended Credit Facility or repay the loans under the Amended Credit Facility (or both) to the extent necessary to maintain compliance with the collateral coverage ratio.

The Amended Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Amended Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to JetBlue, each lender under the Amended Credit Facility has the right to require the Company to repay any loan that it has made under the Amended Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1***	Second Amended and Restated Credit and Guaranty Agreement, dated as of October 21, 2022, among JetBlue Airways Corporation, as Borrower, the Subsidiaries of the Borrower party thereto as Guarantors, the Lenders party thereto and Citibank, N.A., as Administrative Agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
***	Information in this exhibit identified by brackets is confidential and has been excluded because it (i) is not material and (ii) is the type of information that the registrant treats as private or confidential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date:	October 24, 2022	By:	/s/ Al Spencer
Al Spencer Vice President, Controller and Principal Accounting Officer